Exhibit 99.1



                        [LETTERHEAD OF CT CORPORATION SYSTEM]



October 1, 1997



Howard L. Rosenberg,
Sr. Paralegal
Mayer Brown & Platt
190 South LaSalle
Chicago, Il.  60603


RE:      LASALLE RE HOLDINGS LIMITED
         (Special Agency)


Dear Howard:

This will confirm that the appointment made on March 7, 1997 appointing CT Corporation System, 1633 Broadway, New York, New York 10019 as agent for the above under Form S-1 Registration Statement and filed with the Securities and Exchange Commission (SEC) remain in effect. The aforementioned appointment applies to any subsequent Registration
Statements filed with the SEC and will remain in effect until such time as we are instructed to discontinue our services as agent.


Very truly yours,

/s/ JAMES M. HALPIN

James M. Halpin
Assistant Secretary

mk/JMH